UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2014

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard
North Huntingdon, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2014, The ExOne Company (the “Company”) and its wholly-owned subsidiary ExOne GmbH (“ExOne Germany”), entered into a Statement of Work (the “Agreement”) with proALPHA Consulting GmbH (“proALPHA”) to deploy an Enterprise Resource Planning (“ERP”) system for the Company and its subsidiaries to promote operational efficiency and financial controls globally. Under the terms of the Agreement, proALPHA will supply standard and individual software, provide customized programming and provide related services. The estimated initial project cost under the Agreement is approximately €0.9 million, or approximately $1.2 million.

The Company intends to use a portion of the net proceeds from its initial public offering of common stock that was completed on February 12, 2013 to pay for the ERP system.

The description of the Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as exhibit 1.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

1.1	Statement of Work, dated as of March 6, 2014, by and among The ExOne Company, ExOne GmbH and proALPHA Consulting GmbH. (Certain appendices and other attachments to this exhibit were omitted. We agree to furnish supplementally a copy of any omitted appendices or attachments to the Commission upon request.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EXONE COMPANY

By:	/s/ Brian W. Smith
Brian W. Smith
Chief Financial Officer

Dated: March 11, 2014

Exhibit Index

Number	Exhibit

1.1	Statement of Work, dated as of March 6, 2014, by and among The ExOne Company, ExOne GmbH and proAlpha Consulting GmbH.